 GOLDCORP INC.

VOTE ON STOCK SPLIT	Suite 2700, 145 King Street West, Toronto, Ontario, Canada, M5H 1J8 Telephone (416) 865-0326 Facsimile (416) 361-5741

February 20, 2002

Goldcorp Inc. invites you to attend
a Special Meeting of Shareholders
on Thursday, March 21, 2002

Dear Shareholders,

        On behalf of the Board of Directors, it is my pleasure to invite you to attend a Special Meeting of Shareholders of Goldcorp Inc. where you will be asked to pass a special resolution authorizing the Corporation to amend its Articles to subdivide each issued Goldcorp Common Share on a two (2) for one (1) basis.

        We believe a stock split will increase the trading liquidity of Goldcorp Common Shares which ultimately should enhance share value.

        The Special Meeting will be held on Thursday March 21, 2002 at 10:00 a.m. at the Fairmont Royal York Hotel in the Confederation Room 5, Main Mezzanine Level, 100 Front Street West, Toronto, Ontario.

        Enclosed with this letter is a Notice of the Special Meeting, a Management Information Circular, a Proxy and a return envelope for the Proxy. If you are unable to attend the Special Meeting in person, we would appreciate your support by completing, dating and returning your Proxy in the return envelope provided so that your vote is recorded.

Sincerely,

/s/ Robert R. McEwen

Robert R. McEwen
Chairman and
Chief Executive Officer

Goldcorp Inc.
Suite 2700, 145 King Street West
Toronto, Ontario, Canada M5H 1J8

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        TAKE NOTICE that a Special Meeting (the “Meeting”) of holders of common shares (“Common Shares”) in the capital of Goldcorp Inc. (the “Corporation”) will be held in Confederation Room 5, Main Mezzanine Level, Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario, on Thursday, March 21, 2002 at the hour of 10:00 a.m. (Eastern Standard Time) for the following purposes:

(i)	to pass a special resolution authorizing the Corporation to amend its Articles to subdivide each issued Common Share on a two (2) for one (1) basis; and

(ii)	to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

        DATED this 20th day of February, 2002.

By Order of the Board of Directors, /s/ Robert R. McEwen ROBERT R. MCEWEN Chairman and Chief Executive Officer

        Please note that a form of proxy for the use of shareholders is included with these documents. Shareholders who cannot be present at the Meeting are requested to complete, date and return the form of proxy in the enclosed return envelope. To be effective, proxies must be received by Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 or by the Corporation at its registered office as set forth above not later than the close of business on Monday, March 18, 2002 or, in the event of an adjournment, not later than two (2) business days preceding the day to which the Meeting is adjourned.

Goldcorp Inc.
Suite 2700, 145 King Street West
Toronto, Ontario, Canada M5H 1J8

MANAGEMENT INFORMATION CIRCULAR

        This Management Information Circular (the “Circular”) accompanies the Notice of Special Meeting of holders of common shares (the “Common Shares”) in the capital of Goldcorp Inc. (“Goldcorp” or the “Corporation”) to be held on Thursday, March 21, 2002 and is furnished in connection with the solicitation by or on behalf of management of the Corporation of proxies for use at such meeting and any and all adjournments thereof (the “Meeting”).

        Except as otherwise stated, the information contained herein is given as of February 15, 2002. It is anticipated that copies of this Circular will be first mailed to shareholders on or about February 21, 2002.

        Pursuant to the Multijurisdictional Disclosure System adopted by the United States Securities and Exchange Commission, the Corporation is a “foreign private issuer” and, accordingly, is not subject to the proxy rules under the Securities Exchange Act of 1934, as amended.

        All dollar amounts set forth in this Circular are expressed in United States dollars, unless otherwise indicated. Amounts converted from Canadian dollars to United States dollars are based on an average exchange rate over the twelve months ended December 31, 2001 of US$0.6457. On February 15, 2002, the noon buying rate of the Bank of Canada for Cdn$1.00 was US$0.6285.

SOLICITATION OF PROXIES

        The enclosed proxy is being solicited by or on behalf of management of the Corporation and the cost of such solicitation will be borne by the Corporation. The solicitation will be made primarily by mail, but regular employees of the Corporation may also solicit proxies by telephone or in person. Such employees will receive no additional compensation for such services other than their regular salaries. The Corporation will reimburse brokers, custodians, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy materials to beneficial owners of Common Shares.

VOTING PROXIES

        The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. A shareholder has the right to appoint some other person (who need not be a shareholder) to attend and to act for and on behalf of such shareholder at the Meeting. To exercise this right, the shareholder must either insert the name of the desired person in the blank space provided in the proxy and strike out the other names or submit another proper form of proxy and, in either case, deliver the completed proxy by post or other form of delivery to the Corporation at its registered office at Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8, or to the transfer agent for the Common Shares of the Corporation, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, in either case to be received not later than the close of business on Monday, March 18, 2002 or, in the event of an adjournment, not later than two (2) business days preceding the day to which the Meeting is adjourned.

        Common Shares represented by properly executed proxies in the enclosed form (if executed in favour of the directors and/or officers of the Corporation named therein and received as provided above) will be voted for or against or withheld from voting, in accordance with the instructions of the shareholder on the proxy, on any ballot that may be called for. In the absence of any instructions on the proxy, such Common Shares will be voted:

•	FOR the special resolution to amend the Articles of the Corporation to subdivide each issued Common Share on a two (2) for one (1) basis.

REVOCATION OF PROXIES

        A shareholder executing the enclosed form of proxy has the right to revoke it at any time before it is exercised. Subsections 110(4) and (4.1) of the Business Corporations Act (Ontario) (the “OBCA”) provide that a shareholder may revoke a proxy by depositing an instrument in writing, executed by the shareholder or by an attorney authorized in writing, at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or by depositing such instrument with the Chair of the Meeting on the day of the Meeting, or in any other manner permitted by law.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

        The authorized capital of the Corporation consists of an unlimited number of Common Shares. As of February 15, 2002, 82,734,795 Common Shares were outstanding. Each Common Share carries the right to one (1) vote at meetings of shareholders of the Corporation. Two (2) persons present and authorized to cast in the aggregate not less than 33 1/3% of the total number of votes attaching to all shares carrying the right to vote constitutes a quorum at meetings of shareholders of the Corporation.

        The Corporation has fixed Tuesday, February 19, 2002 as the record date (the “Meeting Record Date”) for the purpose of determining shareholders entitled to receive notice of the Meeting. In accordance with the OBCA, the Corporation will prepare a list of shareholders as at the close of business on the Meeting Record Date. Each shareholder named on the list will be entitled to vote the Common Shares shown opposite the shareholder’s name on such list at the Meeting, except to the extent that: (i) the shareholder has transferred any Common Shares after the Meeting Record Date; and (ii) the transferee of those Common Shares produces properly endorsed share certificates or otherwise establishes ownership of those Common Shares and requests not later than 10 days before the date of the Meeting that the transferee’s name be included on such list before the Meeting, in which case the transferee is entitled to vote those Common Shares at the Meeting.

        To the knowledge of the Corporation and its directors and officers, the only person or company that beneficially owns, directly or indirectly, or exercises control or direction over, in excess of 10% of the outstanding Common Shares is:

Name and Address of Beneficial Owner (1)	Number of Common Shares (1)	% of Class (2)
FMR Corp............................................. 82 Devonshire Street Boston, MA 02109	10,800,558	13.1%

________________
Notes:

(1)	Based upon public filings with securities regulatory authorities in Canada on SEDAR and with the Securities and Exchange Commission in the United States on EDGAR.

(2)	Calculated on the basis of 82,734,795 Common Shares outstanding as of February 15, 2002.

SUBDIVISION OF COMMON SHARES

        The Board of Directors has recommended the proposed subdivision of the issued Common Shares of the Corporation to increase the total number of outstanding Common Shares held by its public shareholders. The resulting reduction in the trading price per share will make it less expensive for small shareholders to purchase a board lot of the Corporation's Common Shares, which, together with the increase in the total number of outstanding Common Shares, should provide the shareholders with increased liquidity and the Corporation with a broader range of share ownership.

        If the special resolution is passed and all regulatory approvals are obtained, it is expected that the Common Shares will begin to trade on a subdivided basis on or about Wednesday, April 3, 2002. If approved, the subdivision of the Common Shares will be completed by the "push out" method. Accordingly, shareholders of record on the record date for determining shareholders entitled to participate in the subdivision, which date is expected to be on or about Friday, April 5, 2002, will retain the Common Shares that they currently hold and will be provided with certificates representing an equal number of additional Common Shares.

        The proposed special resolution will be presented to the shareholders at the Meeting in substantially the form set forth below. The special resolution will be adopted as a special resolution of the Corporation if it receives the affirmative vote of not less than two-thirds of the votes cast thereon either in person or by proxy.

        BE IT RESOLVED as a special resolution that:

(a)	the Articles of the Corporation be amended to subdivide each issued Common Share of the Corporation on a two (2) for one (1) basis; and
(b)	the proper officers of the Corporation be and they are hereby authorized and directed to execute and file the necessary Articles of Amendment and all such other documents and to do such other things as they deem necessary or desirable for the implementation of this special resolution, provided that the directors may, in their sole discretion, revoke this special resolution before the subdivision of the Common Shares is effected without further approval of the shareholders.

        The Board of Directors recommends a vote FOR the special resolution.

EXECUTIVE COMPENSATION

        The following table sets forth, for the periods indicated, information concerning the compensation earned by the five (5) most highly compensated "executive officers" of the Corporation, as that term is defined by applicable securities legislation.

Summary Compensation Table

		Annual Compensation (1)			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Under Options Granted(#)(3)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation ($)
ROBERT R. MCEWEN (4) Chairman and Chief Executive Officer	2001 2000 1999	223,896 171,836 161,425	— — —	13,434 9,686 9,686	— 500,000 —	— — —	— — —	— — —
JOHN A BEGEMAN (5) Vice President, Western Operations	2001 2000 1999	89,000 89,000 —	— 30,000 —	5,340 5,346 —	— 45,000 —	— — —	— — —	— — —
GILLES FILION Vice President, Exploration	2001 2000 1999	83,941 83,941 83,941	32,285 — —	5,036 5,036 5,036	— 80,000 —	— — —	— — —	— — —
R. BRUCE HUMPHREY Vice President, Operations	2001 2000 1999	119,455 117,571 96,855	96,855 — —	7,167 7,054 5,811	— 100,000 —	— — —	— — —	— — —
VICTORIA K. RUSSELL (6) Vice President, Legal Services	2001 2000 1999	80,712 80,712 6,726	9,686 — —	4,843 4,843 —	— 25,000 127,500	— — —	— — —	— — —

Notes:

(1)	All dollar amounts, except those dollar amounts relating to Mr. Begeman, have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6457.

(2)	The Corporation pays its executive officers and certain members of its senior personnel a monthly payment equal to 6% of his or her monthly base salary. This payment is in lieu of the Corporation maintaining a pension plan for such individuals. The aggregate value of other annual compensation for each named executive officer does not exceed the lesser of $33,660 and 10% of his or her aggregate salary and bonus.

(3)	Options are exercisable for the purchase of Common Shares.

(4)	The Corporation provides administrative and technical assistance to its related companies, including CSA Management Inc. (“CSA”), up to October 31, 2000, for which the Corporation is reimbursed for its costs. CSA amalgamated with the Corporation pursuant to a statutory plan of arrangement effective November 1, 2000 (the “Arrangement”). During each of 2000 and 1999, Mr. McEwen, in his capacities as Chairman and Chief Executive Officer of CSA, received cash compensation of $60,807 per year from CSA. These amounts received from CSA up until November 2000 have not been included in Mr. McEwen’s annual compensation set out in the above table. Effective November 1, 2000, Mr. McEwen’s base annual salary, in his capacity as Chairman and Chief Executive Officer of Goldcorp, was increased by $60,807.

On April 3, 2000, Mr. McEwen received a loan of $2,413,341 from the Corporation to finance the purchase of 700,000 Class A subordinate voting shares of the Corporation upon the exercise of stock options. Under the Arrangement, those shares were exchanged for 700,000 Common Shares. The 700,000 Common Shares have been pledged as security for the loan. See “Executive Compensation — Report on Executive Compensation — Chief Executive Officer’s Compensation — Loan”.

(5)	Mr. Begeman was appointed Vice President, Western Operations effective May 2000.

(6)	Ms. Russell was appointed Vice President, Legal Services in December 1999.

Goldcorp Stock Option Plan

        On October 30, 2000, as part of the Arrangement, the shareholders of the Corporation approved the adoption of a new Goldcorp stock option plan (the “Goldcorp Stock Option Plan”).

        Under the Goldcorp Stock Option Plan, the maximum number of Common Shares that can be issued is 8,000,000. Of the 8,000,000 authorized stock options, 6,609,474 of the stock options have been granted, of which 5,402,408 stock options have not been exercised, and 1,390,526 of the stock options are unreserved.

        The purpose of the Goldcorp Stock Option Plan is to attract and retain superior employees, to provide a strong incentive for employees and consultants to put forth maximum effort for the continued success and growth of the Corporation and its Designated Subsidiaries (as defined in the Goldcorp Stock Option Plan) and, in combination with these goals, to encourage equity ownership in the Corporation by its employees and consultants.

        The Goldcorp Stock Option Plan is administered by a committee of the Board of Directors, with the Compensation/Corporate Governance Committee having been designated by the Board of Directors to administer it. The Compensation/Corporate Governance Committee has full and complete authority to interpret the Goldcorp Stock Option Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Goldcorp Stock Option Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable.

        The Goldcorp Stock Option Plan is subject to the following:

(a)	the maximum number of Common Shares which may be issued under the Goldcorp Stock Option Plan shall not exceed 8,000,000, subject to adjustment. The maximum number of Common Shares with respect to which grants may be made to any one (1) employee or his or her associates (as that term is defined in the Securities Act (Ontario)) shall not exceed 5% of the issuable shares. The maximum number of Common Shares reserved for issuance to insiders (as defined in the Securities Act (Ontario)) of the Corporation and their associates shall not exceed 10% of the issuable shares, the maximum number of Common Shares which may be issued to insiders of the Corporation and their associates under the Plan within any one (1) year period, when taken together with any other share compensation arrangements, shall not exceed 10% of the issuable shares for all such insiders and associates in the aggregate and, in the case of any one (1) insider and his or her associates, shall not exceed 5% of the issuable shares. However notwithstanding the foregoing, the number of stock options to be granted in any one (1) year shall be limited to no more than 12,000 stock options for any director;

(b)	the market value of a Common Share issued under the Goldcorp Stock Option Plan means the closing board lot sale price of the Common Shares on The Toronto Stock Exchange (“TSE”) on the business day immediately preceding the date of grant and, if there was not a board lot sale on the TSE on such date, then the last board lot sale prior thereto;

(c)	options are exercisable for a maximum period of 10 years from the date of grant to the extent the grant has vested. Options vest one-third (1/3) after the first year after the grant and an additional one-third (1/3) at the end of each succeeding anniversary date of the grant thereafter, with the Compensation/Corporate Governance Committee having the authority to accelerate the vesting of all or any part of the options;

(d)	the Goldcorp Stock Option Plan also provides for stock appreciation rights; however, in 2001, no stock appreciation rights were granted; and

(e)	grants made under the Goldcorp Stock Option Plan are not assignable.

        In 2001, there were 250,000 stock options granted to the executive officers of the Corporation. See “Executive Compensation — Aggregated Option Grants during the Most Recently Completed Financial Year”.

        The following table sets forth information concerning the aggregated stock options granted to executive officers of the Corporation during 2001.

Aggregated Option Grants during the Most Recently Completed Financial Year-- 2001

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year	Exercise or Base Price ($/Security) (1)	Market Value of Securities Underlying Options on the Date of Grant ($/Security) (1)	Expiration Date
CHRISTOPHER J. BRADBROOK	100,000	36	5.91	603,730	Jan. 30, 2011
HALINA B. MCGREGOR	150,000	55	10.14	1,539,995	July 10, 2011

Note:

(1)	All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6457.

        The following table sets forth information concerning the aggregated stock options exercised by the executive officers of the Corporation during 2001.

Aggregated Option Exercises during the Most Recently Completed Financial Year and Financial Year-End Option Values-- 2001

Name	Securities Acquired on Exercise(#)	Aggregate Value Realized ($)(1)	Unexercised Options at Dec. 31, 2001 (#) Exercisable/ Unexercisable(1)	Value of Unexercised in-the-Money Options at Dec. 31, 2001 ($) Exercisable/ Unexercisable(1)(2)
ROBERT R. MCEWEN	105,000	485,100(3)	2,096,666/333,334	14,354,443/2,754,992
JOHN A. BEGEMAN	5,000	28,400(4)	140,000/30,000	1,028,277/247,948
GILLES FILION	25,000	106,500(5)	105,666/53,334	826,383/440,803
R. BRUCE HUMPHREY	58,333	267,499(6)	50,000/66,667	368,049/551,000
VICTORIA K. RUSSELL	34,583	104,036(7)	63,125/54,792	514,877/459,727

Notes:

(1)	All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6457.

(2)	On December 31, 2001, the last trading day of the year, the closing price of the Common Shares on the TSE was $12.46 (as converted from Canadian dollars).

(3)	Exercised on August 1, 2001 at an exercise price of $4.62.

(4)	Exercised on November 2, 2001 at an exercise price of $5.68.

(5)	Exercised on June 14, 2001 at an exercise price of $4.26.

(6)	Exercised 33,333 on May 22, 2001 at an exercise price of $4.20 and exercised 25,000 on October 25, 2001 at an exercise price of $5.10.

(7)	Exercised 20,000 on March 1, 2001 at an exercise price of $2.63, exercised 6,250 on August 20, 2001 at an exercise price of $2.63 and exercised 8,333 on October 29, 2001 at an exercise price of $4.20.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

        The following table sets forth information relating to any indebtedness that was entered into in connection with the purchase of securities of the Corporation or any of its subsidiaries:

Table of Indebtedness of Directors, Executive Officers and Senior Officers
under Securities Purchase Programs

Name and Principal Position	Involvement of Issuer or Subsidiary	Largest Amount Outstanding During 2001(1)	Amount Outstanding as of February 15, 2002(1)	Financially Assisted Securities Purchases During 2001	Security for Indebtedness
ROBERT R. MCEWEN Chairman and Chief Executive Officer	Loan by the Corporation(2)	$2,710,877(3)	$2,722,574(4)	—	700,000 Common Shares

Notes:

(1)	All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.6457.

(2)	For more particulars relating to the loan, see "Executive Compensation -- Report on Executive Compensation-- Chief Executive Officer's Compensation-- Loan".

(3)	This amount consists of the principal amount of $2,413,341 and accrued interest of $297,536.

(4)	This amount consists of the principal amount of $2,413,341 and accrued interest of $309,233.

        As of February 15, 2002, the aggregate amount of indebtedness owed by all present and former directors, officers and employees of the Corporation and its subsidiaries in connection with the purchase of securities of the Corporation was $2,722,574.

Directors' and Officers' Liability Insurance

        The Corporation, together with its related companies, maintains liability insurance for the benefit of the Corporation, its related companies and their directors and officers, as a group. The amount of insurance purchased in 2001 was $25,113,000 (aggregate limit). The policy contains a deductible clause of $156,956 for the Corporation and nil for each director or officer, on a per claim basis. In 2001, the aggregate insurance premium was $91,883 and did not distinguish between directors as a group or officers as a group.

Compensation of Directors

        Directors of the Corporation who are not employees of the Corporation are remunerated for services rendered. Following a recommendation by the Compensation/Corporate Governance Committee and approved by the Board of Directors, compensation for the directors of the Corporation was set, effective July 1, 2001, as follows:

Annual fee	$9,686
Annual fee paid to the Chair of any standing committee of the Board of Directors	$1,937
Attendance fee for any meeting of the Board of Directors or any committee meeting	$ 645

        The committee meeting fee is reduced to $322 if such meeting is held on the same day as a meeting of the Board of Directors. If a director is required to travel for an additional day to attend a meeting of the Board of Directors or a committee meeting, an additional attendance fee of $645 is payable to such director. Directors are reimbursed for their reasonable expenses incurred to attend meetings.

        The Corporation is authorized to pay the fees of the directors of the Corporation in Common Shares.

Change of Control Agreements

        In 2001, the Corporation entered into change of control agreements with each of the executive officers of the Corporation in order to induce them to remain in the employ of the Corporation in the event of a “Change of Control” (as defined in the agreements).

        In the event of a Change in Control, each change of control agreement, provides that, among other things, if the applicable executive officer’s employment is terminated by the Corporation at any time within 24 months following the Change in Control (other than for just cause, disability, retirement or death) or, if such executive officer terminates his or her employment on “Justifiable Grounds” (as defined in the agreements) at any time within the 24 months following the Change in Control, such executive officer will be entitled to receive, among other things, an amount equal to two (2) times his or her annual salary and other remuneration (or three

(3) times his annual salary and other remuneration in the case of Mr. Robert R. McEwen). In addition, upon such event of termination, all of the executive officer’s unexercised and unvested stock options will become immediately exercisable and will remain exercisable for a period of 180 days following the date of termination.

Report on Executive Compensation

        The Compensation/Corporate Governance Committee of the Board of Directors considers compensation matters as and when required. The Compensation/Corporate Governance Committee reviews and submits recommendations to the Board of Directors with respect to the Corporation’s executive compensation policies and the compensation paid to the Corporation’s executive officers. The Compensation/Corporate Governance Committee also reviews the design and competitiveness of the Corporation’s compensation and benefit programs generally and has the authority to recommend to the Board of Directors for its approval amendments to, and grants pursuant to, such programs.

Composition of the Compensation Committee

        The Compensation/Corporate Governance Committee is composed of Mr. David R. Beatty, Dr. Donald R.M. Quick and Mr. Michael L. Stein. They are independent members of the Board of Directors.

Compensation Philosophy

        The Corporation’s executive compensation policy is designed to provide for the enhancement of shareholder value, the successful implementation of the Corporation’s business plans and a link between executive compensation and the financial performance of the Corporation.

        The objectives of the Corporation’s executive compensation policy are to:

(a)	attract, retain and motivate executives critical to the success of the Corporation;

(b)	provide fair, competitive and cost effective compensation programs to its executives;

(c)	link the interests of management with those of the shareholders; and

(d)	provide rewards for outstanding corporate and individual performance.

        The Compensation/Corporate Governance Committee reviews on an annual basis the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board of Directors recommendations with respect to the basic salary, bonus and participation in long-term incentive plans for each executive officer.

Basic Salary

        In determining the basic salary of an executive officer, the Compensation/Corporate Governance Committee places equal weight on the following factors:

(a)	the particular responsibilities related to the position;

(b)	salaries paid by comparable businesses;

(c)	the experience level of the executive officer; and

(d)	his or her overall performance.

Bonus Payments

        Executive officers are eligible for annual cash bonuses, after taking into account and giving equal weight to, financial performance, attainment of certain corporate objectives and individual performance.

        In taking into account the financial performance aspect, it is recognized that executive officers cannot control certain factors, such as interest rates and the international market for gold and industrial minerals produced by the Corporation. When applying the financial performance criteria, the Compensation/Corporate Governance Committee considers factors over which the executive officers can exercise control, such as meeting budget targets established by the Board of Directors at the beginning of each year, controlling costs, taking successful advantage of business opportunities and enhancing the competitive and business prospects of the Corporation. There are no pre- established payout ranges.

        In 2001, bonuses were awarded to the following executive officers of the Corporation: Mr. R. Bruce Humphrey, Vice President, Operations, in the amount of $96,855; Mr. Gilles Filion, Vice President, Exploration, in the amount of $32,285; Ms. Victoria K. Russell, Vice President, Legal Services, in the amount of $9,686; and Mr. Brad Boland, Controller, in the amount of $19,369.

Long-Term Incentives

        The Corporation maintains a stock option plan, the "Goldcorp Inc. Stock Option Plan", which was approved by the shareholders of the Corporation on October 30, 2000. The Goldcorp Stock Option Plan replaced the "Goldcorp Inc. 1994 Executive Stock Option Plan: Restated May 20, 1997" and the "CSA Employee Incentive Plan".

        During 2001, the Board of Directors, on the recommendation of the Compensation/Corporate Governance Committee, granted stock options to executive officers of the Corporation as follows: Mr. Christopher J. Bradbrook, Vice President, Corporate Development, was granted 100,000 stock options with an exercise price of Cdn$9.15 (US$5.91) per stock option, which expire on January 30, 2011; and Ms. Halina B. McGregor, Vice President, Finance and Chief Financial Officer, was granted 150,000 stock options with an exercise price of Cdn$15.71 (US$10.14) per stock option, which expire on July 10, 2011. The exercise price of the stock options was determined with reference to the closing price of the Common Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of the grant of the stock options. The stock options vest one-third after the first anniversary, and an additional one-third on each succeeding anniversary, of the date of grant of the stock options.

Chief Executive Officer's Compensation

Cash Compensation

        During 2001, Mr. Robert R. McEwen, in his capacity as Chairman and Chief Executive Officer of the Corporation, received a base salary of $223,896.

Loan

        On April 3, 2000, the Board of Directors, upon the recommendation of the Compensation/Corporate Governance Committee, authorized the Corporation to advance a loan to Mr. McEwen in the amount of $2,413,341 to finance the purchase of 700,000 Class A subordinate voting shares of the Corporation upon the exercise of stock options at Cdn$5.0625 (US$3.4476) per share. Under the statutory plan of arrangement involving the Corporation and CSA Management Inc., these shares were exchanged for Common Shares.

        Pursuant to a loan agreement between the Corporation and Mr. McEwen, the 700,000 Common Shares have been pledged as security for the loan and have been lodged with the Royal Bank of Canada, as custodian. The loan bears interest at a rate equal to the prime lending rate posted from time to time by the Royal Bank of Canada, plus one per cent. The accrued interest, as of February 15, 2002, was $309,233, for a total amount owing of $2,722,574. The loan was initially due and payable on April 3, 2001. The loan repayment date was extended by the Board of Directors, upon the recommendation of the Compensation/Corporate Governance Committee, for another year until April 3, 2002. At the time of granting the loan, the Board of Directors recognized that the salary paid to Mr. McEwen had remained unchanged for 10 years since April 1990 and that he only twice received performance bonuses, which were in 1994 and 1995, for a total of $370,260. The Board of Directors also recognized that, at the time the loan was made, that the cash balance of the Corporation was more than $60,000,000 and was not fully committed.

Compensation/Corporate Governance Committee of the Board of Directors of GOLDCORP INC. David R. Beatty Dr. Donald R.M. Quick Michael L. Stein

February 7, 2002

Performance Graph

        The following graph shows a comparison of the cumulative return of the Corporation’s publicly traded shares versus the TSE 300 Composite Index (“TSE 300 Composite”) and the Gold & Precious Minerals Index of the TSE. The graph shows the return on the Corporation’s Class A subordinate voting shares until October 31, 2000, the date of the Arrangement, and the Common Shares subsequent to the date of the Arrangement.

CLASS A SUBORDINATE VOTING SHARES/COMMON SHARES

[GRAPHIC BOX]	[GRAPHIC BOX]

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

        No director or executive officer of the Corporation, no security holder who is known to the Corporation to own of record or beneficially hold more than 10% of any class of the Corporation’s securities, and no associate or affiliate of any such director, executive officer or security holder has had any material interest, direct or indirect, in any transaction since December 31, 2001 or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries, except as disclosed herein.

        The Corporation is a party to a management services agreement (the “Management Services Agreement”) with CSA Management Enterprises Ltd. (“CSA Enterprises”), which was a wholly-owned subsidiary of CSA and which became a wholly-owned subsidiary of Goldcorp as a result of the Arrangement, and Lexam Explorations Inc. (“Lexam”) pursuant to which the Corporation and CSA

Enterprises provide technical, administrative and corporate management services to Lexam on a cost-recovery basis not to exceed $3,366 per month. Also pursuant to the Management Services Agreement, the Corporation and CSA Enterprises have agreed not to compete with Lexam for mining exploration opportunities within a radius of 10 miles of the properties of Lexam for the term of the Management Services Agreement. In 2001, Lexam was invoiced $15,496 pursuant to the Management Services Agreement. The registered and executive officers of CSA Enterprises and Lexam are located at the same address as the registered and executive offices of the Corporation, Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8.

        Mr. Robert R. McEwen serves as Chairman and Chief Executive Officer and is a Director of Lexam and Ms. Halina B. McGregor serves as Vice President, Finance and Chief Financial Officer, Mr. Gilles Filion serves as Vice President, Exploration of Lexam and Ms. Victoria K. Russell serves as Vice President, Legal Services of Lexam.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        Good corporate governance is an essential element in a well-managed company. In February 1995, the Corporate Governance Committee of the TSE issued a report which contained a series of guidelines for effective corporate governance for the process and procedures used to manage the business and affairs of listed companies. The TSE adopted the Corporate Governance Committee’s 14 recommendations as to best practice guidelines for listed companies. The TSE has, in accordance with the recommendations contained in the report, adopted as a continuing listing requirement for all TSE listed companies that each company annually disclose its corporate governance practices with reference to each of the guidelines set out in the Committee’s report. The TSE does not require compliance with the guidelines, but every year companies must disclose and explain any difference between their corporate governance practices and the guidelines.

        The following is a description of the Corporation’s corporate governance policy.

Mandate of the Board of Directors

        The duties and responsibilities of the Board of Directors are to supervise the management of the business and affairs of the Corporation and to act with a view towards the best interests of the Corporation. In discharging its mandate, the Board of Directors assumes responsibility to oversee and review the development and implementation of the following significant corporate plans and initiatives:

(a)	charting the overall strategic direction of the Corporation;

(b)	identifying principal risks of the Corporation's business and ensuring the implementation of appropriate systems to manage these risks;

(c)	succession planning, including the appointing, training and monitoring of senior management;

(d)	a communication policy for the Corporation to facilitate communications with investors and other interested parties;

(e)	reviewing the integrity of the Corporation's internal control and management information systems; and

(f)	developing the corporate objectives that the Chief Executive Officer of the Corporation is responsible for meeting.

Board Composition

        The Board of Directors meets at least once each calendar quarter and following the annual meeting of shareholders. The frequency of the meetings and the nature of the meeting agendas are dependent upon the Corporation’s affairs and by the opportunities or issues which the Corporation faces from time to time. In 2001, the Board of Directors met six (6) times.

        Unrelated Directors

        The Board of Directors currently consists of seven (7) members, with an additional position being vacant. Six (6) of its members are unrelated directors, as defined by the TSE guidelines, which state that an unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings.

        In determining whether the directors are unrelated directors, the Board of Directors considered the circumstances of the directors and whether their interests and relationships could, or could reasonably be perceived to, materially interfere with their ability to act in the best interests of the Corporation.

        The Board of Directors has considered its size to determine whether it has sufficient members to carry out its mandate in an efficient manner, while at the same time presenting a diversity of views and experience. The Board of Directors is of the view that its current size serves to promote effectiveness and efficiency while preserving diversity.

Board Committees

        The Board of Directors has three (3) committees: (i) the Audit Committee; (ii) the Compensation/Corporate Governance Committee, and (iii) the Health, Safety and Environment Committee. The Board of Directors is interested in implementing a committee to assess the effectiveness of the Board of Directors as a whole, the committees and the contribution of individual directors. All of the present committees report directly to the Board of Directors. From time to time, based on need, ad hoc committees of the Board of Directors are appointed. The Board of Directors as a whole meets as required to discuss any and all matters it deems necessary. When appropriate, members of management, including Mr. Robert R. McEwen, are not present at such meetings.

Compensation/Corporate Governance Committee

        The Compensation/Corporate Governance Committee, in its capacity as a corporate governance committee, generally assumes responsibility for developing the approach of the Corporation to matters of corporate governance. It then submits to the Board of Directors specific recommendations. In particular, the Compensation/Corporate Governance Committee has the authority and responsibility for:

(a)	annually reviewing the mandates of the Board of Directors and its committees and recommending to the Board of Directors such amendments to those mandates as the Compensation/Corporate Governance Committee believes are necessary or desirable;

(b)	considering and, if thought fit, approving requests from directors or committees of directors for the engagement of special advisors from time to time;

(c)	recommending procedures to permit the Board of Directors to meet on a regular basis without management present;

(d)	preparing and recommending to the Board of Directors annually a “Statement of Corporate Governance Practices” to be included in the Corporation’s annual report or management information circular;

(e)	reviewing, on a periodic basis, the composition of the Board of Directors to ensure that an appropriate number of independent directors sit on the Board of Directors;

(f)	annually reviewing the compensation of the senior officers of the Corporation;

(g)	approving an appropriate orientation and education program for new recruits to the Board of Directors; and

(h)	analyzing the needs of the Board of Directors when vacancies arise and recommending nominees whose experience and skills meet such needs.

        The Compensation/Corporate Governance Committee is responsible, to the extent requested by the Board of Directors to do so, for submitting recommendations to the Board of Directors as to the amount and form of compensation to be paid to directors and senior officers. The Board of Directors reviews the adequacy and form of the compensation to be paid to directors and senior officers to ensure that the compensation realistically reflects the responsibilities and risk involved in being an effective director or senior officer. In addition, to the extent such matters are delegated to it by the Board of Directors, the Compensation/Corporate Governance Committee will consider, and if appropriate, approve grants under Goldcorp’s incentive plans.

        The Compensation/Corporate Governance Committee also considers the Corporation’s approach to governance issues.

        The members of the Compensation/Corporate Governance Committee are Messrs. David R. Beatty and Michael L. Stein and Dr. Donald R.M. Quick, who were appointed after the last annual meeting of shareholders of the Corporation. The Compensation/Corporate Governance Committee did not meet during 2001.

        Audit Committee

        The Audit Committee operates under guidelines established by the Canadian Securities Administrators in 1990 and follows recommendations of the Corporation’s external auditor to enhance the effectiveness of those published guidelines. In addition to carrying out its statutory legal responsibilities (including the review of the Corporation’s annual financial statements prior to their presentation to the Board of Directors), the Audit Committee reviews all financial reporting, including interim financial statements and management’s discussion and analysis in the Corporation’s annual report. The Audit Committee meets with the Corporation’s external auditor and with members of management at least once a year (and more frequently as necessary) to assist it in the effective discharge of its duties. The Audit Committee also recommends to the Board of Directors the auditor to be appointed as the Corporation’s auditor at the annual meeting of shareholders of the Corporation and the terms of the remuneration of the auditor.

        The Audit Committee is also charged with reviewing the adequacy and effectiveness of internal controls over the Corporation’s accounting and financial reporting systems and monitoring the actions taken by management with respect to any significant recommendations made by the Corporation’s external auditors.

        The members of the Audit Committee are Messrs. Stuart R. Horne and Brian W. Jones. Mr. Moez N. Mozaffari was a member of the Committee until his death on November 5, 2001. They were appointed after the last annual meeting of shareholders of the Corporation. The Audit Committee is composed of only outside directors and, as noted above, their roles and responsibilities are specifically defined. During 2001, the Audit Committee met four (4) times.

Health, Safety and Environment Committee

        The Health, Safety and Environment Committee assumes responsibility for monitoring the implementation and management of the Corporation’s policies relating to health, safety and environmental matters. In particular, the Health, Safety and Environment Committee has the authority and responsibility for:

(a)	ensuring that appropriate and effective environmental, occupational health, hygiene and safety policies and procedures are in place, are operational and are supported by sufficient resources;

(b)	reviewing the environmental, occupational health, hygiene and safety policies of the Corporation with management and the Board of Directors and recommending changes;

(c)	reviewing material incidents relating to environmental, occupational health, hygiene and safety issues and making recommendations to management and the Board of Directors; and

(d)	promoting and supporting improvements to the Corporation’s environmental, occupational health and hygiene and safety record.

        The members of the Health, Safety and Environment Committee are Messrs. David R. Beatty, and James P. Hutch and Dr. Donald R.M. Quick, who were appointed after the last annual meeting of shareholders of the Corporation. During 2001, the Committee met two (2) times.

Decisions Requiring Board of Directors Approval

        In addition to those matters which by law must be approved by the Board of Directors, approval by the Board of Directors is required for the Corporation’s annual business plan and budget, major acquisitions or dispositions by the Corporation or transactions which are outside of the Corporation’s existing business.

Shareholder Communications

        The Board of Directors has authorized management to represent the Corporation in its communications with shareholders and members of the investment community. In addition, management meets regularly with investors and other interested parties to receive and respond to inquiries and comments. The Corporation seeks to ensure that all inquiries and concerns receive a complete and timely response from the appropriate officer of the Corporation.

        The Board of Directors reviews the Corporation’s significant communications with investors and the public, including quarterly financial press releases, the annual management information circular, the annual information form, the filings with the United States Securities and Exchange Commission and the annual report to shareholders.

Expectations of Management

        The Board of Directors has charged management with responsibility for the efficient management of the business of, and for the identification and proposal of initiatives for, the Corporation to secure opportunities as they arise. In order for the Board of Directors to effectively carry out its mandate, it must have confidence in the abilities of management which reports to it with respect to identifying issues and corporate opportunities.

        Members of the Board of Directors recognize the value of direct input from senior officers. This serves to assist directors in their deliberations. Where appropriate, members of management are invited to attend meetings of the Board of Directors to provide information as well as their opinions on various matters.

OTHER BUSINESS

        The form of proxy accompanying this Circular confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of the Meeting or other matters which may properly come before the Meeting. Management of the Corporation knows of no matter to come before the Meeting or of any amendment or variation to matters identified in the Notice of the Meeting, other than the matters referred to in the Notice of the Meeting. However, if matters not now known to management should properly come before the Meeting, Common Shares represented by proxies solicited by management will be voted on each such matter in accordance with the best judgment of the person voting such shares.

ADDITIONAL INFORMATION

        The Corporation will furnish, without charge, to any shareholder submitting a written request, a copy of the Corporation’s annual report for the year ended December 31, 2000 on United States Securities and Exchange Commission Form 40-F or the Canadian Annual Information Form, including the financial statements and schedules thereto. Such written request should be directed to the attention of the Vice President, Legal Services, Goldcorp Inc., Suite 2700, 145 King Street West, Toronto, Ontario M5H 1J8.

BOARD OF DIRECTORS APPROVAL

        The contents of this Circular and the sending thereof to the shareholders of the Corporation have been approved by the Board of Directors of the Corporation.

        DATED this 20th day of February, 2002.

/s/ Robert R. McEwen Robert R. McEwen Chairman and Chief Executive Officer

VOTE ON STOCK SPLIT

Goldcorp Inc.
Suite 2700, 145 King Street West
Toronto, Ontario, Canada M5H 1J8

FORM OF PROXY FOR COMMON SHARES

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF GOLDCORP INC.

        The undersigned shareholder of Goldcorp Inc. (the "Corporation"), revoking all proxies previously given, hereby appoints Robert R. McEwen as proxyholder of the undersigned, or failing him, R. Bruce Humphrey, or failing him, Victoria K. Russell, or _________________________________________________________________ , each with the power to appoint such person's substitute, and hereby authorizes such person to represent and to vote, as designated below, all common shares ("Common Shares") in the capital of the Corporation held of record by the undersigned on Tuesday, February 19, 2002 at the special meeting of shareholders to be held on Thursday, March 21, 2002 and any and all adjournments thereof (the "Meeting").

1.	SPECIAL RESOLUTION AUTHORIZING THE CORPORATION TO AMEND ITS ARTICLES TO SUBDIVIDE EACH COMMON SHARE ON A TWO (2) FOR ONE (1) BASIS
	FOR 	AGAINST 	WITHHOLD FROM VOTING 

In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the Notice of the Meeting and on all other matters that may properly come before the Meeting.

Please sign exactly as the name appears on the reverse side of this form of proxy. When Common Shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title and provide evidence of your appointment. If the shareholder is a corporation, the proxy must be signed by a duly authorized officer. If the shareholder is a partnership, the proxy must be signed by a duly authorized partner. A facsimile signature is not permitted.

DATED: ______________________________________, 2002 PLEASE COMPLETE, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE Signature(s) NOTES:
(1)	If any amendments to or variations of matters identified in the Notice of the Meeting are proposed at the Meeting or, if any other matters properly come before the Meeting, this proxy confers discretionary authority to vote on such amendments, variations or other matters in accordance with the best judgment of the person voting the proxy at the Meeting.

(2)	A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the Meeting other than the persons designated in this form of proxy. Such right may be exercised by filling in the blank space provided and striking out the other names on the form of proxy or by completing and depositing another proper form of proxy.

(3)	If this proxy is not dated, it will be deemed to bear the date on which it was mailed.

To be effective, this proxy must be received by Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 or by the Corporation at Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8 not later than the close of business on Monday, March 18, 2002 or, in the event of an adjournment, not later than two (2) business days preceding the day to which the Meeting is adjourned.